                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D/A
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 23)

                       Consolidated Capital Properties VI
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                                (Name of Issuer)

                            Limited Partnership Units
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                           (Title of Class Securities)

                                      None
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                                 (CUSIP Number)

                                 Martha L. Long
                              Senior Vice President
                   Apartment Investment and Management Company
                     4582 Ulster Street Parkway, Suite 1100
                             Denver, Colorado 80237
                                 (303) 757-8101
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            (Name, address, and telephone numbers of person authorized to receive notices and communications)

                                    Copy to:

                                 Joseph A. Coco
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                            New York, New York 10036
                                 (212) 735-3000

                                       and

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                             300 South Grand Avenue
                          Los Angeles, California 90071
                                 (213) 687-5000

                                October 22, 2004
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             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS:  AIMCO PROPERTIES, L.P.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):
         84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         (a)     [ ]
         (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
         WC

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                             [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         7.       SOLE VOTING POWER
                   --

         8.       SHARED VOTING POWER
                  102,000 Units

         9.       SOLE DISPOSITIVE POWER
                   --

         10.      SHARED DISPOSITIVE POWER
                  102,000 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         102,000 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Approximately 56.26%

14.      TYPE OF REPORTING PERSON
         PN

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS:  AIMCO-GP, INC.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         (a)     [ ]
         (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
         Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d) OR 2(e))                                                      [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         7.       SOLE VOTING POWER
                   --

         8.       SHARED VOTING POWER
                  102,000 Units

         9.       SOLE DISPOSITIVE POWER
                   --

         10.      SHARED DISPOSITIVE POWER
                  102,000 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         102,000 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Approximately 56.26%

14.      TYPE OF REPORTING PERSON
         CO

CUSIP No.   NONE

1. NAME OF REPORTING PERSONS: APARTMENT INVESTMENT AND MANAGEMENT COMPANY S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):
         84-1259577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         (a)     [ ]
         (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
         Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d) OR 2(e))                                                      [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         7.       SOLE VOTING POWER
                   --

         8.       SHARED VOTING POWER
                  102,000 Units

         9.       SOLE DISPOSITIVE POWER
                   --

         10.      SHARED DISPOSITIVE POWER
                  102,000 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         102,000 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Approximately 56.26%

14.      TYPE OF REPORTING PERSON
         CO

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS:  INSIGNIA PROPERTIES, L.P.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         (a)     [ ]
         (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
         Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d) OR 2(e))                                                      [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         7.       SOLE VOTING POWER
                   --

         8.       SHARED VOTING POWER
                  42,480 Units

         9.       SOLE DISPOSITIVE POWER
                   --

         10.      SHARED DISPOSITIVE POWER
                  42,480 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         42,480 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Approximately 23.4%

14.      TYPE OF REPORTING PERSON
         PN

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS:  AIMCO/IPT, INC.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         (a)     [ ]
         (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
         Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d) OR 2(e))                                                      [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         7.       SOLE VOTING POWER
                   --

         8.       SHARED VOTING POWER
                  42,480 Units

         9.       SOLE DISPOSITIVE POWER
                   --

         10.      SHARED DISPOSITIVE POWER
                  42,480 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         42,480 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Approximately 23.4%

14.      TYPE OF REPORTING PERSON
         CO

                        AMENDMENT NO. 23 TO SCHEDULE 13D

         This Amendment No. 23 (this "Amendment") amends the Schedule 13D previously filed on January 12, 2004 by AIMCO Properties, L.P., AIMCO-GP, Inc., Apartment Investment and Management Company, Insignia Properties, L.P., and AIMCO/IPT, Inc. (the "Schedule 13D"). The purpose of this Amendment is to correct previously reported units that were misreported due to a clerical error. This Amendment amends the Schedule 13D only with respect to the item set forth below.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)-(c) The information in lines 7 through 11 and 13 of each Reporting Person's cover page is incorporated herein by reference.

         At midnight, New York City time, on December 30, 2003, the Offer expired pursuant to its terms. A total of 9,277 Units, representing approximately 5.12% of the outstanding Units, were validly tendered and not withdrawn pursuant to the Offer. AIMCO Properties has accepted for payment all of those Units.

                                    SIGNATURE

           After due inquiry and to the best of its knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:  October 22, 2004
                                        AIMCO PROPERTIES, L.P.

                                        By:   AIMCO-GP, INC.
                                              Its General Partner


                                        By:   /s/ Martha L. Long
                                              -------------------------------
                                              Martha L. Long
                                              Senior Vice President

                                        AIMCO-GP, INC.


                                        By:  /s/ Martha L. Long
                                             -------------------------------
                                             Martha L. Long
                                             Senior Vice President


                                        APARTMENT INVESTMENT AND MANAGEMENT
                                        COMPANY


                                        By:  /s/ Martha L. Long
                                             -------------------------------
                                             Martha L. Long
                                             Senior Vice President


                                        INSIGNIA PROPERTIES, L.P.

                                        By:  AIMCO/IPT, INC.
                                             Its General Partner

                                        By:  /s/ Martha L. Long
                                             -------------------------------
                                             Martha L. Long
                                             Senior Vice President



                                        AIMCO/IPT, INC.


                                        By:  /s/ Martha L. Long
                                             -------------------------------
                                             Martha L. Long
                                             Senior Vice President